NONCOMPETE AGREEMENT
Effective Date: _______________

IN CONSIDERATION of _____________, to me, ____________, in my role as ________________, and access to Confidential Information (as defined below), I agree to the following:

1.
Performance. During my employment with Intrepid, I will perform to the best of my ability the duties of my position and other duties assigned to me by Intrepid and devote my best efforts to the interests of Intrepid. I understand that I remain an employee at-will and that either I or Intrepid may end the employment relationship at any time, for any or no reason.

2.
Non-Disclosure/Confidentiality. I have received or will receive Confidential Information regarding Intrepid’s products, services and customers and will keep Confidential Information confidential and never directly or indirectly disclose it to anyone else, except with Intrepid’s consent, in accordance with Intrepid’s policies and procedures, or pursuant to a subpoena, order, or request issued by a court of competent jurisdiction or by judicial, administrative, legislative, or regulatory body or committee. “Confidential Information” means any information not generally known which Intrepid considers proprietary regarding Intrepid’s business, products, operations, finances, or customers, including products, know-how, prices, pricing methodology, research, development, manufacturing processes, purchasing, accounting, engineering, and other designs, parameters, standards, methods, reports, analysis, marketing, merchandizing or selling, and any summaries, derivations or analysis of each, whether in written, electronic, oral or other form. I agree that all Confidential Information is the exclusive property of Intrepid; immediately after my termination from Intrepid (voluntary or otherwise), I agree to return all Confidential Information to Intrepid. This agreement not to disclose or use Confidential Information means, among other things, that I may not take or perform a job whose responsibilities would likely lead me to disclose or use Confidential Information because that would likely result in irreparable injury to Intrepid. If a court determines that this provision is too broad, I and Intrepid agree that the court shall modify the provision to the extent (but not more than is) necessary to make the provision enforceable.

I further agree that during my employment with Intrepid I will not disclose or use for the benefit of Intrepid or any other person or entity any confidential or trade secret information belonging to any former employer or other person or entity to whom I may owe a duty of confidence or nondisclosure.
Nothing in this paragraph is intended to limit my obligations under the law, court order, subpoena, legitimate government inquiry or any other confidentiality or non-disclosure document signed by me.

3.	Noncompetition.

(a)
If I voluntarily terminate my employment with Intrepid or am dismissed for cause or poor performance, for a period of six months from the last day of my employment, I will not work, directly or indirectly, for (i) anyone engaged in the sale, promotion, manufacture, or distribution of any potash, sulfate of potash magnesia, salt, or magnesium chloride (collectively, the “Products”) or (ii) any customer or prospective customer of Intrepid that I have corresponded with on behalf of Intrepid at any time during the ___ year(s) before my separation, [in either case in the following area: _________].

(b)	This paragraph 3 does not apply if I am terminated without cause or laid-off where the lay-off lasts more than 60 days.

(c)
Notwithstanding the foregoing, as an attorney, I may, subject to the applicable rules of ethics and the nondisclosure provisions herein, perform services solely in my capacity as an attorney on behalf of any person or entity, even if such person or entity competes with Intrepid or sells goods or services similar to Intrepid.

4.	Solicitation of Employees. During my employment with Intrepid and for six months after my termination (regardless of reason), I will not:

(a)	Hire, solicit or seek to hire, directly or indirectly, on my own behalf or for anyone else, any employee of Intrepid;

(b)	Attempt to influence, induce, or encourage any Intrepid employee to leave Intrepid; or

(c)	Use or disclose to any person for any business purpose any information concerning the name and address of any Intrepid employee.

5.
Suspension of Term. I agree that if I violate this agreement, for so long as I am violating it, the time limit on the non-compete and non-solicitation covenants will be extended. For example, if I voluntarily terminate my employment with Intrepid and begin working for a competitor the next day, Intrepid may ask a court may order me to stop working for that competitor for six months from the date of the court order.

6.
Acknowledgment of Reasonableness; Sufficiency of Compensation. I acknowledge that the scope and duration of the restrictive covenants in this agreement – as well as the compensation and other consideration described above -- are fair and reasonable. I understand that these restrictions may reduce my standard of living during the non-competition period and I assume and accept any risk associated with that possibility. I acknowledge that as ________________ for Intrepid with access to Confidential Information and trade secrets I have the ability to compete unfairly with Intrepid and further acknowledge that this agreement is designed to protect Intrepid from unfair competition.

8.
Remedies. If I violate this agreement, I acknowledge that Intrepid will face serious and irreparable harm. As such, Intrepid will be entitled to (a) an injunction that restrains and enjoins me from continuing to violate the agreement; and (b) any other remedies provided by law or in equity. I further agree that any claims or causes of action that I may have against Intrepid, whether based on this agreement or otherwise, shall not be a defense to the enforcement of any portion of this agreement.

9.
Severability. If any part of this agreement is held invalid, it shall not affect the validity of any other part of this agreement. If this agreement is held to be unreasonable as to time or scope, the time shall be shortened or the scope reduced (as appropriate) so as to comply with applicable law.

10.
Disclosure Obligation. I agree to disclose this agreement to every potential employer and business associate with whom I have direct contact regarding potential employment during the six-month period after the termination of my employment with Intrepid.

11.	Modifications. Except as provided in paragraph 9, this agreement may not be modified, waived or discharged except in writing signed by an officer of Intrepid and me.

12.	Choice of Law. This agreement shall be construed and enforced under the laws of Colorado.

13.	Offset. During and after my employment, I agree that Intrepid may reduce any amounts owed to me by any debts I owe Intrepid or any overpayment made by Intrepid to me.

14.
Waiver of Right to Jury Trial. By signing this agreement, I voluntarily, knowingly and intelligently waive any right I may have to a jury trial for all claims arising out of this Agreement and any claim arising out of or relating to my employment with or termination from Intrepid. Intrepid also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims arising out of or relating to my employment with or termination from Intrepid.

AGREED, effective as of the date first written above:        Accepted by Intrepid Potash, Inc.:

________________________________	_______________________________
[insert name]        (Signature)

______________________________
(Date)     (Print Name & Title)

______________________________
(Date)